Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Lillian Armstrong/Moriah Shilton
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

TESSERA TECHNOLOGIES ANNOUNCES RESULTS OF ANNUAL

MEETING OF STOCKHOLDERS

San Jose, Calif., May 23, 2005 –Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, announced the voting results of its Annual Meeting of Stockholders held May 19, 2005 in Santa Clara, California.

Tessera’s stockholders approved the elections of Robert J. Boehlke, Borje Ekholm, John B. Goodrich, Al S. Joseph, Bruce M. McWilliams, David C. Nagel, Henry R. Nothhaft and Robert A. Young to the Board of Directors for terms ending upon the 2006 annual stockholders meeting. D. James Guzy retired from the Board. The company’s stockholders also ratified the appointment of Pricewaterhouse Coopers LLP as independent auditors of the company for the fiscal year ending December 31, 2005.

Tessera’s stockholders did not approve the Company’s Third Amended and Restated 2003 Equity Incentive Plan.

About Tessera

Tessera Technologies, through its wholly-owned subsidiary Tessera, Inc., is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Note: Tessera and the Tessera logo are registered trademarks. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.

###